Exhibit 3.1

AMENDMENT NO. 1

TO THE FOURTH AMENDED AND RESTATED BYLAWS

OF

CBL & ASSOCIATES PROPERTIES, INC.

Effective February 16, 2023

Subparagraph (v) of Section 2.7(a) of the Fourth Amended and Restated Bylaws (the “Bylaws”) is hereby renumbered as subparagraph (vi), and the following is inserted immediately preceding such renumbered subparagraph (vi) as new subparagraph (v):

(v) Any stockholder directly or indirectly soliciting proxies from other stockholders in support of proposed business pursuant to this Section 2.7(a) must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

The second grammatical sentence of Section 3.2(a) of the Bylaws is hereby deleted in its entirety and the following is inserted in lieu thereof:

Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board (or, in the case of a special meeting, by the stockholders in the case of a Stockholder Requested Meeting called pursuant to Section 2.2) or (ii) by any stockholder of the Corporation (x) who is a stockholder of record on each of the date of the giving of the notice provided for in this Section 3.2, the record date for the determination of stockholders entitled to vote at such meeting and the date of such meeting, (y) who is entitled to vote in the election of directors at such meeting and (z) who complies with the notice procedures set forth in this Section 3.2 provided, in the case of a special meeting, that the Board (or the stockholders in the case of a Stockholder Requested Meeting pursuant to Section 2.2) has determined that directors shall be elected at such special meeting).

Section 3.2(b) of the Bylaws is hereby amended by replacing the semicolon appearing at the end of Section 3.2(b) with a period, and adding the following as an additional grammatical sentence at the end of Section 3.2(b) following such period:

For the avoidance of doubt, no stockholder that has provided timely notice of a director nomination pursuant to the requirements of these Bylaws shall be permitted to submit any additional or substitute nominations of persons for election as directors following the expiration of the time periods set forth in this Section 3.2(b).

Section 3.2(c) of the Bylaws is hereby deleted in its entirety and the following Section 3.2(c) is inserted in lieu thereof:

(c) Notwithstanding anything in paragraph (b) to the contrary, (i) the number of directors nominated by a stockholder may not exceed the number of directors that constitute the Whole Board at the time of any such nomination (or, if applicable, such greater or lesser number of directors to be elected at the applicable annual or special meeting) and (ii) if the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the ninetieth (90th) day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

Clause (M) of Section 3.2(d)(ii) of the Bylaws is hereby deleted in its entirety and the following Clause (M) is inserted in lieu thereof:

(M) a statement of whether such stockholder or any Stockholder Associated Person intends, or is part of a group that intends, to deliver a proxy statement and form of proxy to solicit the holders of at least 67% of the voting power of shares entitled to vote in the election of directors in support of director nominees other than the Corporation’s nominees in accordance with the requirements of Rule 14a-19 promulgated under the Exchange Act (“Rule 14a-19”) and Section 3.9(g) of these Bylaws in connection with any such solicitation

Section 3.2(g) of the Bylaws is hereby deleted in its entirety and the following Section 3.2(g) is inserted in lieu thereof:

(g) In addition to the provisions of this Section 3.2, a stockholder providing notice of a director nomination shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein; provided, however, that any references herein to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations to be considered pursuant to this Section 3.2 and compliance with this Section 3.2 shall be the exclusive means for a stockholder to make nominations. In particular and without limiting the foregoing sentence, notwithstanding any other provisions of this Section 3.2, unless otherwise required by law, (i) no stockholder shall solicit proxies in support of a nominee for election as a director proposed pursuant to this Section 3.2 unless such stockholder has compiled with Rule 14a-19 in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder in a timely manner and (ii) if such stockholder (A) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (B) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule

14a-19(a)(3) promulgated under the Exchange Act, including the provision to the Corporation of notices required thereunder in a timely manner, then the Corporation shall disregard any proxies or votes solicited for such proposed nominee. If any stockholder providing notice as to nominations pursuant to this Section 3.2 provides notice pursuant to Rule 14a-19(b), then such stockholder shall (x) promptly notify the Corporation if it subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) and (2) deliver to the Corporation, no later than eight (8) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3).

Section 3.2(h) of the Bylaws is hereby renumbered as Section 3.2(i), and the following is inserted immediately preceding such renumbered Section 3.2(i) as new Section 3.2(h):

(h) Any stockholder directly or indirectly soliciting proxies from other stockholders in support of proposed nominees for election as directors pursuant to this Section 3.2 must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

Section 3.5 of the Bylaws is hereby deleted in its entirety and the following Section 3.5 is inserted in lieu thereof:

Section 3.5 Removal or Resignation of Directors. Any director or the entire Board may be removed from office, with or without cause as set forth in the Certificate of Incorporation. A director may resign at any time; provided, however, that any such resignation must be given in the form of a written notice (which may be provided by electronic transmission) delivered to the Secretary of the Corporation and shall be effective at the time such notice is received by the Secretary of the Corporation or at such later time as may be specified therein.